Exhibit 99.1

    Porter Bancorp, Inc. Declares Cash Dividend of $0.20 Per Share


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 23, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.20 per share. The dividend will be payable on October 1, 2007, to shareholders of record as of September 15, 2007.

    "Our cash dividend is an important part of our strategy to build long-term shareholder value," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "The current yield on our dividend is approximately 3.6% based on the annualized dividend rate of $0.80 per share and our recent stock price."

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization domiciled in the Commonwealth of Kentucky based on total assets. Through our subsidiary PBI Bank, we operate banking offices in Louisville and 14 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    PBIB-F

    PBIB-G


    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, President and CEO, 502-499-4800